Exhibit 10.17

Preston Klassen Yearly Discretionary Base Salary Increase

The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved the increase of Mr. Klassen’s annual base salary to $494,000, effective January 1, 2024.